Exhibit 10.2
Bonus Deferral Program for Certain Executive Officers
(Adopted August 29, 2003, as amended on September 10, 2003)
     In lieu of payment in cash of amounts due (if any) to Paul J. Klaassen, Thomas B. Newell, Tiffany L. Tomasso, Christian B.A. Slavin, Larry E. Hulse and John F. Gaul (collectively, the “Executive Officers”) pursuant to their individual achievement of Bonus Amounts, each Executive Officer may elect to receive payment of all or a portion of their annual bonus (the “Bonus Amount”) in the form of restricted stock units relating to the common stock of the Company, pursuant to the terms of the election made by the Executive Officer with regard to 1) the portion of the Bonus Amount to be deferred and 2) the vesting period (the “Deferral Election”).
     Each Executive Officer may elect to receive a whole percentage of his or her Bonus Amount between 10% and 100% (the “Applicable Bonus Amount”) in the form of restricted stock units (the “Base Units”). At the same time, each Executive Officer shall also elect a vesting period from two to four years, and, based on the vesting period, will receive additional restricted stock units subject to the vesting period (“Supplemental Units”, together with the Base Units, “Total Restricted Stock Units”) in accordance with the following formula:

Vesting Period	Supplemental Unit Amount
2 years from date of grant	.2 times the Applicable Bonus Amount
3 years from date of grant	.3 times the Applicable Bonus Amount
4 years from date of grant	.4 times the Applicable Bonus Amount
     The Supplemental Units, but not the Base Units, shall be subject to the vesting period designated by the Executive Officer. Vesting shall be on a “cliff” basis with 100% of the Supplemental Units vesting on the last day of the vesting period based on the Executive Officer’s continued service with the Company.
     The Total Restricted Stock Units shall be paid to the Executive Officer on the first day of the first window period that occurs after the end of the vesting period; provided, that, if the Executive Officer terminates employment prior to the end of the vesting period, the Executive Officer shall be paid only the Base Units (the unvested Supplemental Units shall be forfeited).
     All dollar values for determining the number of Total Restricted Stock Units will be calculated using the closing price of the Company’s common stock on the date the Bonus Amounts are awarded.

     Each Executive Officer must make his or her Deferral Election no later than thirty (30) days following the date hereof, with respect to any remaining amounts earned under their 2003 Annual Bonus Targets (in the event that an Executive Officer fails to make a Deferral Election within the specified timeframe or, if earlier, prior to the granting of a Bonus Amount, the Bonus Amount shall be paid in cash).
     For the calendar year 2004 and for subsequent years until the Compensation Committee determines otherwise, each Executive Officer may elect to receive payment of future annual bonuses (if any) in the form of cash and/or restricted stock units (in accordance with any vesting schedule and restricted stock unit grant formulas as determined by the Compensation Committee and communicated to the Executive Officer); provided that the Executive Officer has made his or her election and communicated such election to the Compensation Committee no later than the last date of the calendar year preceding the year in which the bonus is earned (e.g., by December 31, 2003 for the annual 2004 Bonus Target). In the event that an Executive Officer fails to make a deferral election within the specified timeframe, all bonus amounts due (if any) shall be paid in cash.